Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

MetaSolv, Inc.

We consent to the use of our report dated February 12, 2003, except as to note 8, which is as of March 20, 2003, with respect to the consolidated balance sheets of MetaSolv, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference. Our report contains an explanatory paragraph that states that during 2001 the Company adopted the provisions of Statement of Financial Account Standards (“SFAS”) No. 141, Business Combinations, and certain provisions of SFAS No. 142 Goodwill and Other Intangible Assets, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. In 2002, the Company fully adopted the provisions of SFAS No. 142, as required for goodwill and intangible assets resulting from business combinations consummated before July 1, 2001.

/s/

Dallas, Texas

February 9, 2004